EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-135383) of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Abraxis BioScience, Inc., Abraxis BioScience, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Abraxis BioScience, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 12, 2007